Exhibit 99.1

Altria Group Supports Anheuser-Busch InBev’s Proposed Business Combination with SABMiller

RICHMOND, Va. (November 11, 2015) - Altria Group, Inc. (Altria) is pleased that Anheuser-Busch InBev SA/NV (AB InBev) today announced its firm offer to effect a business combination with SABMiller plc (SABMiller) to create the largest beer company in the world in a cash and stock transaction valued at approximately $107 billion.

“Altria fully supports this transaction, and we strongly believe that the deal is in the best interest of our shareholders,” said Marty Barrington, Altria’s Chairman, Chief Executive Officer and President. “Upon closing, Altria will continue to participate in the global brewing profit pool as a large and significant shareholder in what will be the industry’s largest company. We continue to work constructively with the parties toward closing, and we look forward to working with the AB InBev management team at the new, combined company.”

At closing, Altria expects to receive an approximately 10.5% stake in the new, combined company and approximately $2.5 billion in cash, subject to proration. In addition, the announced transaction is expected to provide Altria with two seats on the new company’s board of directors, continue the use of equity accounting for the beer asset’s contribution to Altria’s earnings, and maintain a strong asset on the balance sheet. Finally, the transaction structure provides Altria with tax efficiency.

Additional details of the transaction are attached on Exhibit A.

Altria’s Profile
Altria currently owns approximately 27% percent of SABMiller’s ordinary shares outstanding and has been a SABMiller shareholder since 2002. Altria’s wholly-owned subsidiaries include Philip Morris USA Inc., U.S. Smokeless Tobacco Company LLC, John

Middleton Co., Nu Mark LLC, Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation.

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the period ended September 30, 2015.

In addition, the factors related to AB InBev’s proposed transaction to effect a business combination with SABMiller include the following: the risk that one or more conditions to closing the proposed transaction may not be satisfied; the risk that a shareholder or regulatory approval required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; AB InBev’s inability to achieve the contemplated synergies and value creation from the proposed transaction; the fact that Altria’s election to receive transaction consideration in the form of equity is subject to proration, which may result in a reduced percentage ownership of the combined company, additional tax liabilities and/or changes in our accounting treatment of the investment; the fact that the equity securities to be received by Altria as transaction consideration will be subject to restrictions on transfer lasting five years from completion of the proposed transaction; the risk that AB InBev’s share price, which affects the value of Altria’s transaction consideration, will fluctuate based on a variety of factors which are beyond Altria’s control; the fact that the strengthening of the U.S. dollar against the British pound would adversely affect Altria’s cash consideration as the British pound would translate into fewer U.S. dollars; the risk that the tax treatment of Altria’s transaction consideration is not guaranteed; and that the tax treatment of the dividends Altria receives from the new company may not be as favorable as dividends from SABMiller.

Source: Altria Group, Inc.

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Exhibit A

This Exhibit A provides additional details regarding the Anheuser-Busch InBev SA/NV (AB InBev) firm offer to effect a business combination with SABMiller plc (SABMiller) and the anticipated implications for Altria Group, Inc. (Altria). The transaction is subject to certain closing conditions, including shareholder approvals of both SABMiller and AB InBev and receiving the required regulatory approvals. Dollar amounts Altria will receive are estimated at this time and are subject to change. Additional risks and uncertainties are identified under the heading “Forward-Looking and Cautionary Statements” in the press release to which this Exhibit is attached.

Financial Terms of the Offer

SABMiller shareholders will receive 44 GBP in cash for each SABMiller share, with a partial share alternative (PSA) available for approximately 41% of the SABMiller shares.

Under the terms of the PSA, SABMiller shareholders may elect to receive for each SABMiller share held (i) 0.483969 restricted shares (the Restricted Shares) in a newly formed Belgian company (NewCo) that will own the combined SABMiller-AB InBev business plus (ii) 3.7788 GBP in cash. The Restricted Shares of NewCo will be unlisted and subject to certain restrictions, including a five-year lock-up.

NewCo will acquire SABMiller and, following the closing of that acquisition, AB InBev will merge into NewCo.

Position of Support

On November 10, 2015 Altria’s Board of Directors authorized Altria to provide an irrevocable undertaking to vote in favor of the proposed transaction and to elect the PSA. Altria delivered its irrevocable undertaking on November 11, 2015.

Financial Implications

Altria expects to exchange its approximately 27% economic and voting interest in SABMiller for an interest that will be converted into Restricted Shares representing an approximately 10.5%

economic and voting interest in NewCo plus approximately $2.5 billion in cash, subject to proration.

Tax Treatment and Accounting Gain

Except for the cash consideration, Altria expects that the transaction will result in a deferral of United States corporate income tax.

Upon closing of the transaction, Altria estimates that it will record a one-time pre-tax accounting gain of approximately $12 billion, or $8 billion after-tax. This estimate is based on the AB InBev share price and GBP to USD exchange rate as of November 10, 2015, and the book value of Altria’s investment in SABMiller at September 30, 2015. The actual gain recorded at closing may vary significantly from this estimate based on changes to these factors and any proration of Restricted Shares.

Proration

The number of shares that Altria receives and its corresponding percentage ownership of NewCo at closing are subject to proration because the PSA limits the maximum number of shares that may be issued under the offer to 326 million NewCo Restricted Shares. To the extent that elections for the PSA exceed this maximum number and cannot be satisfied in full, the equity portion of all PSA elections will be adjusted downwards on a pro rata basis. It is possible that significant proration could (i) reduce Altria’s projected percentage ownership of NewCo; (ii) increase the amount of cash that Altria receives; (iii) increase the amount of the pre-tax gain recorded by Altria; (iv) impose additional tax liabilities on Altria; and (v) impact Altria’s ability to account for its investment in NewCo under the equity method of accounting.

Advisors

Credit Suisse and Perella Weinberg Partners are the financial advisors and Wachtell, Lipton, Rosen & Katz, Macfarlanes and McDermott Will & Emery are providing legal counsel to Altria for the deal.